News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston	Kurt Goddard
Vice President, Investor Relations	Senior Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: thomas.gelston@terex.com	Email: kurt.goddard@terex.com

TEREX ANNOUNCES SECOND QUARTER 2009 RESULTS

WESTPORT, CT, July 22, 2009 -- Terex Corporation (NYSE: TEX) today announced a net loss for the second quarter of 2009 of $77.6 million, or $0.78 per share, compared to net income of $236.3 million, or $2.32 per share, for the second quarter of 2008. Net sales were $1,320.2 million in the second quarter of 2009, a decrease of 55.0% from $2,935.9 million in the second quarter of 2008. Adjusting for the translation effect of foreign currency exchange rate changes, net sales decreased approximately 49% from the comparable prior year period. During the second quarter of 2009, the Company incurred after-tax charges of $31.4 million, or $0.32 per share, associated with restructuring programs and a continued reduction in production levels. Additionally, as previously disclosed, the Company and the U.S. Securities and Exchange Commission (“SEC”) Staff have reached a tentative agreement in principle to resolve the SEC’s concerns which would require, among other things, that the Company pay a penalty. Accordingly, a charge of $8.0 million, or $0.08 per share, was taken during the second quarter of 2009 in anticipation of the proposed settlement with the SEC, which is still subject to SEC and court approval. All per share amounts are on a fully diluted basis.

“The turmoil from the ongoing recession continues to deeply impact sales for our industry,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “Certain markets have stabilized, but at low levels, such as Aerial Work Platforms (“AWP”) and Materials Processing. Other markets, such as Mining and large capacity cranes, have begun to weaken, but at less dramatic rates. We are responding by aggressively reducing costs. Manufacturing spending in the second quarter of 2009 was down 49% from the second quarter of 2008 and 16% sequentially from the first quarter. When combined with further reductions of selling, general and administrative expenses (“SG&A”), these actions resulted in a $246 million quarterly run-rate spending reduction in the second quarter of 2009 versus spending levels in the second quarter of 2008. We continue to target a $300 million quarterly run-rate reduction by year end.”

“We are still managing the company for cash, and we made good progress this quarter,” Mr. DeFeo continued. “Our capital markets activity this quarter, plus cash generated from operations, resulted in an improved liquidity position with cash and borrowing availability of approximately $939 million and

$486 million, respectively, at June 30, 2009. We believe that we are increasingly well positioned to weather the current economic storm.”

Tom Riordan, Terex President and Chief Operating Officer, commented, “We are continuing to operate through some very challenging times. Our factories are working on reduced schedules, with a build-to-order approach, as we aggressively manage our business to further reduce inventory levels. During the second quarter, inventory reductions generated cash of approximately $278 million, and we are working toward exceeding our $500 million target for the year. We anticipate that further cost savings initiatives will need to be undertaken in order to eliminate operating losses by the end of 2009 in our most challenged businesses. However, for our AWP business specifically, we may not see operating profitability until the demand environment improves, which in our estimate may not occur for another 12 months.”

Mr. Riordan added, “The Construction segment generated a large operating loss during the second quarter, as additional restructuring activities resulted in substantial charges. We are addressing the problems of dramatic net sales reductions as rapidly as possible. At some operating locations, headcount reductions have taken longer to implement than we would have liked, but we will make the necessary changes in the near term. Many of the headcount actions for which restructuring charges have already been incurred will be made effective during the third quarter, and should result in improved income statement performance through the balance of 2009 and into 2010.”

Mr. Riordan continued, “The balance of our businesses posted mixed results in the second quarter, with Mining and Cranes generating modest profitability. The large crane business remains generally healthy, with the large crawler crane business being the most stable. The Mining business began to see a rebound in parts and service activity in June, which was a favorable development not experienced in recent quarters. While the overall environment remains difficult for Materials Processing, we are excited by the startup of our Hosur, India facility and its successful launch of production in July. With the commitment of the Indian government to infrastructure investment, the opportunity for crushing and screening sales in that market over the next few years is expected to be substantial.”

Highlights for the Second Quarter of 2009

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales: Net sales were $1,320.2 million in the second quarter of 2009, a decrease of $1,615.7 million, or 55.0%, from $2,935.9 million in the second quarter of 2008. Each of the Company’s segments experienced lower net sales due to the global economic uncertainty that has caused customers to remain very cautious about purchasing equipment. Approximately $175 million of the net sales decrease was due to the translation effect of foreign currency exchange rate changes, primarily the strength of the U.S. Dollar relative to the Euro, British Pound and Australian Dollar.

(Loss)/Income from Operations and Operating Margin: Loss from operations was $85.7 million in the second quarter of 2009, as compared to income from operations of $370.9 million in the second quarter of 2008. The second quarter of 2009 operating margin was negative 6.5%, versus the operating margin from the second quarter of 2008 of 12.6%. Lower total net sales negatively impacted profitability by approximately $501 million. Costs, primarily related to reductions in production levels and headcount, negatively impacted profitability by approximately $44 million.

Additionally, the previously mentioned $8.0 million charge taken in anticipation of the proposed SEC settlement (which remains subject to SEC and court approval) also negatively impacted profitability, as did manufacturing underabsorption of $42 million. Offsetting these negative results was a reduction in SG&A and other costs by approximately $138 million.

Interest and Other Income/Expense: Higher debt levels from the Company’s recent capital markets activity, described below, increased interest expense for the second quarter of 2009 by $1.0 million compared to the prior year period, while interest income decreased $4.1 million due to lower interest rates. Other income increased for the second quarter of 2009 by $2.6 million, due primarily to foreign currency translation gains. The Company also incurred a $3.3 million charge related to a loss on the early extinguishment of debt.

Taxes: The effective tax rate for the second quarter of 2009 was 28.4%, compared to the effective tax rate of 33.0% for the second quarter of 2008. The decrease in tax rates between the second quarter of 2009 and the second quarter of 2008 was principally due to the relative impact of accruals and releases for uncertain tax positions, the tax treatment of the proposed SEC settlement (which remains subject to SEC and court approval) and changes in the jurisdictional mix of income.

Capital Structure: During the second quarter of 2009, the Company raised approximately $608 million of total net proceeds from three capital markets issuances: 1) $300 million principal amount of 10.875% Senior Notes due 2016 at an issue price of 97.633%; 2) 12.65 million shares of common stock, priced at $13.00 per share; and 3) $172.5 million principal amount of 4.00% Convertible Senior Subordinated Notes due 2015. A portion of these proceeds was used to pre-pay $58.4 million of the Company’s term loans and to repay borrowings of revolving loans under the Company’s credit facility.

Upon completion of the financing, the Company’s credit facility was amended to eliminate financial covenants based on the Company’s consolidated leverage ratio and consolidated fixed charge coverage ratio, and instead added requirements that the Company maintain liquidity of not less than $250 million on the last day of each fiscal quarter through June 30, 2011, and thereafter, maintain a specified senior secured debt leverage ratio.

The Company has no material debt maturities until 2012. Total debt of $1,736.6 million at the end of the second quarter of 2009 was comprised of $136.2 million of senior bank debt, $1,510.5 million of notes and $89.9 million of other debt.

The Company’s liquidity at June 30, 2009 totaled $1,424.4 million, which was comprised of cash balances of $938.5 million and borrowing availability under the Company’s revolving credit facility of $485.9 million. Liquidity at June 30, 2009 increased by $525.1 million as compared to March 31, 2009 levels of $899.3 million, reflecting the proceeds from the capital markets transactions combined with cash generation from working capital reductions, partially offset by operating losses incurred during the second quarter of 2009.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, commented, “Through our recent capital markets activity, we have strengthened our balance sheet and our liquidity position while removing the uncertainty associated with the earnings-based financial covenants under our credit agreement. We were pleased with the level of investor interest in the offerings. We will continue to aggressively pursue cash generation opportunities, including reductions in costs and working capital, reviewing alternatives for under-utilized assets, and remaining selective with investments in our business.”

Return on Invested Capital (ROIC) was 2.2% for the trailing twelve months ended June 30, 2009, compared to 11.8% for the trailing twelve months ended March 31, 2009, mainly due to the operating losses and cash flow from operations in the recent periods. Cash flow from operations in the second quarter of 2009 totaled $102.9 million, as working capital reductions more than offset the net loss. For the comparable period in 2008, cash flow from operations was $134.3 million. Debt, less cash and cash equivalents, decreased $340.4 million in the second quarter of 2009 to $798.1 million, compared to the first quarter of 2009, due to the previously discussed capital markets activity and operating cash flow generation. This results in a ratio of Debt, less cash and cash equivalents, to Total Capitalization of 30.0% at the end of the second quarter of 2009, versus 42.0% at the end of the first quarter of 2009.

Working capital: Working Capital as a percent of Trailing Three Month Annualized Sales was 40.2% at June 30, 2009, as compared to 22.1% at June 30, 2008. Continued weak end market demand has resulted in net sales slowing more quickly than working capital has been reduced. Excluding the translation effect of foreign currency exchange rate changes, cash generated from working capital was $219.1 million during the second quarter of 2009.

The continued focus on reducing inventory resulted in cash generation of $278.3 million during the second quarter of 2009, excluding the translation effect of foreign currency exchange rate changes. Year to date, the Company has generated approximately $304 million in cash from inventory, with the full year goal to exceed $500 million.

Days sales outstanding decreased to 44 days at June 30, 2009 from 49 days at March 31, 2009 as the Company continued to focus on collection activities and cautious credit practices. Cash generated from trade receivables was $122.1 million during the second quarter of 2009, excluding the translation effect of foreign currency exchange rate changes.

The continued curtailment of raw material deliveries resulted in a use of cash from accounts payable of $181.3 million during the second quarter of 2009, excluding the translation effect of foreign exchange rate changes. Days payable outstanding of 40 days at June 30, 2009 declined as compared to 51 days at March 31, 2009, as the level of incoming material was significantly reduced relative to the outflow of finished goods.

Backlog: Backlog for orders deliverable during the next twelve months was $1,651.2 million at June 30, 2009, a decrease of 60.9% from June 30, 2008, and a decrease of 16.7% from March 31, 2009. The decrease in backlog reflects lower net order intake across each of the Company’s segments. Excluding the translation effect of foreign currency exchange rate changes, backlog decreased 56.5% year-over-year.

2009 Update:

The Company currently expects its 2009 net sales to decline approximately 50% when compared with 2008, approximately 7% of which is due to the estimated translation effect of foreign currency exchange rate changes. Previous guidance was for 2009 net sales to decline in the range of 40-45%, which included an estimated translation effect of foreign currency exchange rate changes of approximately 14%. The anticipated further decline in net sales reflects weak global end-markets combined with continued constrained credit availability worldwide.

The impact of restructuring activities is expected to result in improved financial results for the second half of 2009; however, the current end-market demand for machinery in general makes it unlikely that the Company will be profitable, excluding charges relating to ongoing restructuring activities, in the second half of 2009.

As illustrated below, manufacturing and SG&A spending are being reduced to realign the cost structure with lower net sales, and further actions are underway that are not yet fully reflected in the Company’s run rate of spending.

(USD millions)	Terex Corporation		Terex AWP		Terex Construction		Terex Cranes		Terex MPM
	Q2 2009 vs Q1 2009	Q2 2009 vs Q2 2008	Q2 2009 vs Q1 2009	Q2 2009 vs Q2 2008	Q2 2009 vs Q1 2009	Q2 2009 vs Q2 2008	Q2 2009 vs Q1 2009	Q2 2009 vs Q2 2008	Q2 2009 vs Q1 2009	Q2 2009 vs Q2 2008
Net Sales
Percentage Change	1%	(55%)	(8%)	(72%)	(16%)	(68%)	6%	(41%)	12%	(39%)
Dollar Change	$18	(1,616)	$(19)	(545)	$(42)	(471)	$30	(343)	$43	(265)
Manufacturing spending (1)
Percentage Change	(16%)	(49%)	(23%)	(59%)	(17%)	(58%)	(8%)	(22%)	(23%)	(58%)
Dollar Change	$(35)	(170)	$(14)	(67)	$(7)	(48)	$(6)	(20)	$(7)	(34)
SG&A less restructuring
Percentage Change	(2%)	(27%)	(7%)	(35%)	(8%)	(35%)	(6%)	(19%)	(4%)	(21%)
Dollar Change	$(3)	(76)	$(3)	(23)	$(4)	(26)	$(3)	(11)	$(2)	(12)
Total Manf. Spending + SG&A less restructuring
Percentage Change	(9%)	(39%)	(16%)	(50%)	(12%)	(47%)	(7%)	(21%)	(12%)	(39%)
Dollar Change	$(38)	(246)	$(17)	(90)	$(12)	(74)	$(9)	(32)	$(9)	(47)

(1) Manufacturing spending includes manufacturing salaries, wages, fixed and variable overhead costs; totals for Terex Corporation include the impact of Corporate/eliminations.

Additional commentary regarding cost reduction actions will be provided in the presentation that will accompany the earnings release conference call that is scheduled for 8:30 am, Thursday, July 23, 2009 and will be available at the Investor Relations section of the Terex website, www.terex.com.

Second Quarter Segment Performance Review

Aerial Work Platforms: Net sales for the AWP segment for the second quarter of 2009 decreased $545.5 million, or 72.2%, to $209.9 million versus the second quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased 70.5%. Rental customers continue to age and reduce their fleets, and as a result, are deferring the purchase of new aerial and telehandler products. The core markets for aerials in North America and Europe remain at very depressed levels. The Utility business is continuing to see similar levels of order inquiries when compared with the comparable period in 2008.

An operating loss of $32.8 million was incurred during the second quarter of 2009 as compared to an operating profit of $131.4 million earned during the second quarter of 2008, primarily driven by lower net sales. The negative impact on profitability stemming from lower net sales when compared with the prior year period was approximately $188 million. Costs, primarily related to reductions in production levels and restructuring, negatively impacted profitability by approximately $13 million. Due to the significant production volume reduction, net manufacturing unabsorbed costs for the period increased by approximately $22 million. These negative factors continued to be partially offset by reductions in SG&A and other costs of approximately $25 million and $38 million, respectively.

Construction: Net sales for the Construction segment for the second quarter of 2009 decreased $471.1 million, or 68.2%, to $219.9 million versus the second quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased 63.7%. Global weakness negatively impacted the net sales volume of the entire Construction segment. Most Construction segment businesses have made progress reducing their inventory, especially finished goods inventory in the dealer channel. However, the environment remains challenging as dealers continue to be reluctant to invest in stock inventory for their dealerships and the tightness of commercially available credit continues to impact the ability to finance projects and equipment.

An operating loss of $79.7 million was incurred during the second quarter of 2009 as compared to an operating profit of $23.0 million earned during the second quarter of 2008. Lower net sales compared to the prior year period negatively impacted profitability by approximately $113 million. Costs, primarily related to headcount reductions, negatively impacted profitability by approximately $20 million. Due to the significant production volume reduction, net manufacturing unabsorbed cost and capacity variance for the period increased by approximately $9 million and $4 million, respectively. These negative factors were partially offset by reductions in SG&A and other costs of approximately $18 million and $14 million, respectively.

Cranes: Net sales for the Cranes segment for the second quarter of 2009 decreased $342.8 million, or 41.1%, to $491.0 million versus the second quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased 32.5%. Rough terrain and tower crane net sales during the second quarter of 2009 were at levels substantially below those achieved during the second quarter of 2008, as commercial construction projects were postponed or halted and oil related energy demand for rough terrain cranes slowed. High capacity crawler and all-terrain cranes continue to be needed for infrastructure projects and energy related projects such as wind power and power plant construction, although there has been some softening of demand in the lower capacity all-terrain crane market.

Operating profit for the second quarter of 2009 totaled $20.0 million, a decrease of $106.3 million compared with the operating profit of $126.3 million earned during the second quarter of 2008. Operating margin decreased to 4.1% as compared to 15.1% in the second quarter of 2008. Profitability was negatively impacted by approximately $106 million due to lower net sales compared to the prior year period. Additionally, underabsorption of manufacturing costs of approximately $5 million and a negative impact from foreign currency exchange rate changes of approximately $6 million were offset by a reduction in the segment’s SG&A expense of approximately $5 million and reductions in other costs of approximately $7 million.

Materials Processing & Mining: Net sales for the Materials Processing & Mining (MPM) segment for the second quarter of 2009 decreased $264.9 million, or 38.9%, to $416.6 million versus the second quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased 30.2%. Net sales of materials processing equipment remained weak during the second quarter of 2009, although production cuts have succeeded in reducing finished goods inventory levels and order intake has stabilized, although at low levels. Substantial year-over-year declines in sales of materials processing equipment were partially offset by mining equipment sales that benefitted from a favorable product mix oriented towards larger trucks. The Mining business has begun to see a reversal of the spare parts decline experienced over the past half year, with spare parts activity noticeably improving in June.

Operating profit for the second quarter of 2009 totaled $22.8 million, a decrease of $87.8 million compared with the operating profit of $110.6 million earned during the second quarter of 2008. Operating margin for the second quarter of 2009 was 5.5%, as compared to 16.2% for the second quarter of 2008, reflecting the deterioration in Materials Processing end markets, partially offset by continued strength in Mining. The reduction in net sales negatively impacted profitability by approximately $94 million when compared with the prior year period. Favorably influencing the results was an approximate $12 million improvement in other cost of sales, driven primarily by the realization of profits previously tied up in inventory.

Corporate and Other/ Eliminations: The loss from operations of $16.0 million decreased $4.4 million or 21.6% compared to the prior year period. The decrease reflects the favorable impact of cost reduction activities, including salary and benefit cuts and reduced professional fees, partially offset by the $8.0 million charge taken during the second quarter of 2009 in anticipation of the previously mentioned proposed SEC settlement (which remains subject to SEC and court approval).

Segment Backlog

AWP segment backlog decreased 73.4% as compared to June 30, 2008, and decreased 7.4% as compared to March 31, 2009, reflecting the impact of the global economic slowdown. Demand has exhibited signs of stability during the last six months, although at low levels. Due to continuing economic uncertainty, customers are ordering equipment when needed, rather than planning purchases in advance as they did in prior periods, resulting in minimal levels of backlog.

Construction segment backlog decreased 79.0% versus the comparable prior year period and decreased 2.0% as compared to March 31, 2009, reflecting the global slowdown in construction activity. Order intake is slow for all types of construction equipment and customers are only purchasing equipment when they are ready to put it immediately to work, rather than planning orders in advance, as was common practice a year ago.

Cranes segment backlog decreased 48.8% compared to June 30, 2008 levels, and decreased 18.4% as compared to March 31, 2009 levels. Tower crane and rough terrain crane demand is down substantially from levels of one year ago, driving the majority of the decrease in backlog. Demand for high capacity cranes, including crawler and all-terrain cranes, is softening, but there is continuing demand as infrastructure and energy related projects utilize these high capacity cranes. Smaller capacity crane demand continues to remain weak.

MP&M segment backlog decreased 67.9% versus June 30, 2008, and decreased 20.1% as compared to March 31, 2009. Materials Processing backlog was basically unchanged sequentially as some stability has been reached in end markets, although at a low level. Mining truck backlog remained relatively unchanged from March 31, 2009 levels due to orders received in June for 20 trucks in total from two Chinese coal mining companies and an African based customer. Mining shovel and drill backlog was down sequentially as demand for the smaller end of the product line slowed. The drill backlog decline reflects slowing exploratory work and the shovel backlog decline reflects reduced quarrying demand.

The Glossary contains further details regarding backlog.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions, particularly in the key industries the Company serves, may affect the sales of our products and financial results; uncertainties regarding the duration or severity of the current global economic downturn and disruptions in the financial markets; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to fluctuations in government spending; our business is very competitive and may be affected by our cost structure, pricing, product initiatives and other actions taken by competitors; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; litigation and product liability claims and other liabilities; investigations by the SEC and the Department of Justice; our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$1,320.2	$2,935.9	$2,622.8	$5,298.6
Cost of goods sold	(1,192.3)	(2,284.7)	(2,350.4)	(4,133.4)
Gross profit	127.9	651.2	272.4	1,165.2
Selling, general and administrative expenses	(213.6)	(280.3)	(430.6)	(538.0)
(Loss) income from operations	(85.7)	370.9	(158.2)	627.2
Other income (expense)
Interest income	0.9	5.0	2.1	14.1
Interest expense	(25.3)	(24.3)	(48.8)	(49.8)
Loss on early extinguishment of debt	(3.3)	---	(3.3)	---
Other income (expense) – net	4.9	2.3	1.2	9.8
(Loss) income before income taxes	(108.5)	353.9	(207.0)	601.3
Benefit from (provision for) income taxes	30.8	(116.8)	54.8	(200.0)
Net (loss) income	(77.7)	237.1	(152.2)	401.3
Less: Net loss (income) attributable to non-controlling interest	0.1	(0.8)	(0.3)	(1.7)
Net (loss) income attributable to Terex Corporation	$(77.6)	$236.3	$(152.5)	$399.6
(Loss) Earnings Per Common Share Attributable to Terex Corporation Common Stockholders
Basic	$(0.78)	$2.35	$(1.57)	$3.96
Diluted	$(0.78)	$2.32	$(1.57)	$3.89

Weighted average number of shares outstanding in per share calculation
Basic	99.1	100.5	97.0	100.8
Diluted	99.1	102.0	97.0	102.6

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in millions, except par value)

June 30, 2009		Dec 31, 2008
Assets
Current assets
Cash and cash equivalents	$938.5	$484.4
Trade receivables (net of allowance of $62.4 and $62.8 at June 30, 2009 and December 31, 2008, respectively)	639.8	967.5
Inventories	2,002.1	2,234.8
Deferred taxes	172.9	139.0
Other current assets	188.7	215.2
Total current assets	3,942.0	4,040.9
Non-current assets
Property, plant and equipment - net	495.5	481.5
Goodwill	476.3	457.0
Deferred taxes	97.8	84.5
Other assets	365.6	381.5

Total assets	$5,377.2	$5,445.4

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$51.4	$39.4
Trade accounts payable	518.9	983.9
Accrued compensation and benefits	154.2	169.3
Accrued warranties and product liability	143.4	149.3
Customer advances	94.7	119.3
Other current liabilities	349.4	363.4
Total current liabilities	1,312.0	1,824.6
Non-current liabilities
Long-term debt, less current portion	1,685.2	1,396.4
Retirement plans and other	501.3	480.5
Total liabilities	3,498.5	3,701.5
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 120.2 and 107.1 shares at June 30, 2009 and December 31, 2008, respectively	1.2	1.1
Additional paid-in capital	1,242.5	1,046.2
Retained earnings	1,204.1	1,356.6
Accumulated other comprehensive income (loss)	11.1	(82.3)
Less cost of shares of common stock in treasury – 13.1 shares at June 30, 2009 and December 31, 2008	(598.7)	(599.9)
Total Terex Corporation stockholders’ equity	1,860.2	1,721.7
Noncontrolling interest	18.5	22.2
Total equity	1,878.7	1,743.9

Total liabilities and stockholders’ equity	$5,377.2	$5,445.4

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Six Months Ended June 30,
	2009	2008
Operating Activities
Net (loss) income	$(152.2)	$401.3
Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation	37.5	36.4
Amortization	10.8	10.5
Deferred taxes	(58.5)	19.3
Loss on early extinguishment of debt	3.3	---
Gain on sale of assets	(0.4)	(1.2)
Stock-based compensation	19.1	31.9
Excess tax benefit from stock-based compensation	---	(6.5)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	365.5	(232.7)
Inventories	304.4	(446.4)
Trade accounts payable	(490.9)	176.6
Accrued compensation and benefits	(24.1)	(22.7)
Income taxes payable	(36.8)	74.0
Accrued warranties and product liability	(10.9)	8.3
Customer advances	(31.1)	(78.1)
Other, net	28.0	(26.8)
Net cash used in operating activities	(36.3)	(56.1)
Investing Activities
Acquisition of businesses, net of cash acquired	---	(478.1)
Capital expenditures	(34.9)	(63.8)
Proceeds from sale of assets	1.2	2.8
Net cash used in investing activities	(33.7)	(539.1)
Financing Activities
Proceeds from issuance of long-term debt	465.4	---
Principal repayments of long-term debt	(58.4)	---
Proceeds from issuance of common stock	156.3	---
Excess tax benefit from stock-based compensation	---	6.5
Proceeds from stock options exercised	0.1	2.0
Net (repayments) borrowings under revolving line of credit agreements	(30.7)	1.0
Payment of debt issuance costs	(16.6)	---
Share repurchases	---	(135.6)
Acquisition of noncontrolling interest	(1.7)	---
Other, net	(0.8)	(1.2)
Net cash provided by (used in) financing activities	513.6	(127.3)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	10.5	40.1
Net Increase (Decrease) in Cash and Cash Equivalents	454.1	(682.4)
Cash and Cash Equivalents at Beginning of Period	484.4	1,272.4
Cash and Cash Equivalents at End of Period	$938.5	$590.0

TEREX CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS DISCLOSURE

(in millions)

(unaudited)

	Second Quarter				Year-to-Date
	2009		2008		2009		2008
		% of		% of		% of		% of
		Net sales		Net sales		Net sales		Net sales
Consolidated
Net sales	$1,320.2		$2,935.9		$2,622.8		$5,298.6
Gross profit	$127.9	9.7%	$651.2	22.2%	$272.4	10.4%	$1,165.2	22.0%
SG&A	213.6	16.2%	280.3	9.5%	430.6	16.4%	538.0	10.2%
(Loss) income from operations	$(85.7)	(6.5%)	$370.9	12.6%	$(158.2)	(6.0%)	$627.2	11.8%

AWP
Net sales	$209.9		$755.4		$438.4		$1,420.1
Gross profit	$10.2	4.9%	$196.5	26.0%	$15.3	3.5%	$372.9	26.3%
SG&A	43.0	20.5%	65.1	8.6%	89.1	20.3%	132.8	9.4%
(Loss) income from operations	$(32.8)	(15.6%)	$131.4	17.4%	$(73.8)	(16.8%)	$240.1	16.9%

Construction
Net sales	$219.9		$691.0		$481.6		$1,191.6
Gross profit	$(24.4)	(11.1%)	$96.6	14.0%	$(48.1)	(10.0%)	$164.3	13.8%
SG&A	55.3	25.1%	73.6	10.7%	115.2	23.9%	136.8	11.5%
(Loss) income from operations	$(79.7)	(36.2%)	$23.0	3.3%	$(163.3)	(33.9%)	$27.5	2.3%

Cranes
Net sales	$491.0		$833.8		$952.4		$1,482.7
Gross profit	$70.0	14.3%	$187.5	22.5%	$148.5	15.6%	$328.2	22.1%
SG&A	50.0	10.2%	61.2	7.3%	103.1	10.8%	118.3	8.0%
Income from operations	$20.0	4.1%	$126.3	15.1%	$45.4	4.8%	$209.9	14.2%

MPM
Net sales	$416.6		$681.5		$789.7		$1,245.8
Gross profit	$71.4	17.1%	$170.0	24.9%	$156.0	19.8%	$297.6	23.9%
SG&A	48.6	11.7%	59.4	8.7%	97.5	12.3%	118.3	9.5%
Income from operations	$22.8	5.5%	$110.6	16.2%	$58.5	7.4%	$179.3	14.4%

Corporate/Eliminations
Net sales	$(17.2)		$(25.8)		$(39.3)		$(41.6)
Gross profit	$0.7	(4.1%)	$0.6	(2.3%)	$0.7	(1.8%)	$2.2	(5.3%)
SG&A	16.7	(97.1%)	21.0	(81.4%)	25.7	(65.4%)	31.8	(76.4%)
Loss from operations	$(16.0)	93.0%	$(20.4)	79.1%	$(25.0)	63.6%	$(29.6)	71.2%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended June 30, 2009, unless otherwise indicated.

Adjusted Net Operating Profit After Tax (NOPAT) is calculated by multiplying Income from operations, as adjusted, by a figure equal to one minus the adjusted effective tax rate of the Company. The adjusted effective tax rate is equal to the (Provision for)/benefit from Income taxes divided by Income before income taxes as adjusted for the respective quarter.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2009	June 30, 2008	% change	Mar 31, 2009	% change

Consolidated Backlog	$1,651.2	$4,224.8	(60.9%)	$1,983.3	(16.7%)

AWP	$137.9	$517.6	(73.4%)	$148.9	(7.4%)

Construction	$140.5	$668.4	(79.0%)	$143.3	(2.0%)

Cranes	$1,065.8	$2,083.2	(48.8%)	$1,306.9	(18.4%)

MPM	$307.0	$955.6	(67.9%)	$384.2	(20.1%)

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	June 30, 2009	Mar 31, 2009
Trade Accounts Payable	$518.9	$647.5

Cost of sales for the three months ended	$1,192.3	$1,158.1
	x 4	x 4
Annualized cost of sales	$4,769.2	$4,632.4

Quotient	0.1088	0.1398
	x 365 days	x 365 days
Days Payable Outstanding	40	51

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	June 30, 2009	Mar 31, 2009
Trade Accounts Receivable	$639.8	$701.8

Net sales for the three months ended	$1,320.2	$1,302.6
	x 4	x 4
Annualized net sales	$5,280.8	$5,210.4

Quotient	0.1212	0.1347
	x 365 days	x 365 days
Days Sales Outstanding	44	49

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,685.2
Notes payable and current portion of long-term debt	51.4

Debt	$1,736.6

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
(Loss) income from operations	$(85.7)	$370.9	$(158.2)	$627.2
Depreciation	18.2	19.2	37.5	36.4
Amortization	5.5	5.3	10.8	10.5
Bank fee amortization not included in (Loss) income from operations	(1.2)	(0.8)	(2.1)	(1.6)
EBITDA	$(63.2)	$394.6	$(112.0)	$672.5

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of Income from Operations to Net Sales.

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the sum of the last four quarters’ Adjusted Net Operating Profit After Tax (as defined above) by the average of the sum of Total Terex Corporation stockholders’ equity as adjusted plus Debt (as defined above) less Cash and cash equivalents for the last five quarters ended Consolidated Balance Sheets. ROIC is calculated by using the last four quarters’ Adjusted NOPAT, as this represents the most recent twelve month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, Terex includes the average of five quarters ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because our management believes that it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. ROIC measures return on the full enterprise-wide amount of capital invested in our business, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of our performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	June 09	Mar 09	Dec 08	Sep 08	Jun 08
(Benefit from) provision for income taxes as adjusted	$(30.8)	$(24.0)	$(1.0)	$44.9
Divided by: Income before income taxes as adjusted	(108.5)	(98.5)	37.0	139.4
Adjusted effective tax rate	28.4%	24.4%	(2.7%)	32.2%

Income from operations as adjusted	(85.7)	(72.5)	68.1	167.2
Multiplied by: 1 minus adjusted effective tax rate	71.6%	75.6%	102.7%	67.8%
Adjusted net operating profit after tax	$(61.4)	$(54.8)	$69.9	$113.4

Debt (as defined above)	$1,736.6	$1,482.8	$1,435.8	$1,568.2	$1,355.9
Less: Cash and cash equivalents	(938.5)	(344.3)	(484.4)	(487.9)	(590.0)
Debt less Cash and cash equivalents	$798.1	$1,138.5	$951.4	$1,080.3	$765.9

Total Terex Corporation stockholders’ equity as adjusted	$1,860.2	$1,569.8	$2,181.2	$2,302.9	$2,664.6

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (Total capitalization)	$2,658.3	$2,708.3	$3,132.6	$3,383.2	$3,430.5

Adjusted NOPAT (4 qtrs)	$67.1
Avg Net Debt plus Equity (5 qtr ends)	$3,062.6

ROIC	2.2%

Note: Income from operations, effective tax rate and total stockholders’ equity have been adjusted in the table above to eliminate the goodwill impairment taken in the fourth quarter of 2008.

Reconciliation of the December 2008 Column (above) of ROIC Adjusted for Goodwill Impairment, as of and for the three months ended December 31, 2008.

Dec 2008
Loss before income taxes as reported	$(422.9)
Less: Goodwill impairment	(459.9)
Income before income taxes as adjusted	$37.0

Benefit from income taxes as reported	$2.7
Less: Benefit from income taxes on impairment	1.7
Benefit from income taxes as adjusted	$1.0

Income before income taxes as adjusted	$37.0
Plus: Benefit from income taxes as adjusted	1.0
Net income as adjusted	$38.0

Loss from operations as reported	$(391.8)
Less: Goodwill impairment	(459.9)
Income from operations as adjusted	$68.1

Total Terex Corporation stockholders' equity as reported	$1,721.7
Less: Net loss as reported	(421.5)
Add: Net income as adjusted	38.0
Total Terex Corporation stockholders' equity as adjusted	$2,181.2

Effective Tax Rate Reconciliation Excluding Impairment
	Three months ended Dec 31, 2008
	As Reported	Impairment	Excluding Impairment

(Loss) income before income taxes	$(422.9)	$(459.9)	$37.0

Benefit from (provision for) income taxes	2.7	1.7	1.0

Net (loss) income	$(420.2)		$38.0

Effective tax rate	0.6%	0.4%	(2.7%)

Selling, General & Administrative expenses less Restructuring is calculated by removing restructuring expenses that are included in selling, general & administrative expenses.

	Terex Corporation (1)		Terex AWP		Terex Construction		Terex Cranes		Terex MPM
	Q2 2009	Q1 2009	Q2 2009	Q1 2009	Q2 2009	Q1 2009	Q2 2009	Q1 2009	Q2 2009	Q1 2009
SG&A	$213.6	$217.0	$43.0	$46.1	$55.3	$59.9	$50.0	$53.1	$48.6	$48.9
Less: Restructuring	(9.7)	(10.0)	(0.8)	(0.7)	(7.3)	(7.5)	(0.3)	(0.3)	(1.7)	(0.1)
SG&A adjusted for restructuring	$203.9	$207.0	$42.2	$45.4	$48.0	$52.4	$49.7	$52.8	$46.9	$48.8

(1) Totals for Terex Corporation include the impact of Corporate/eliminations.

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization as of June 30, 2009 is defined as the sum of:

•	Total Terex Corporation stockholders’ equity; and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$1,860.2
Debt (as defined above)	1,736.6
Less: Cash and cash equivalents	(938.5)

Total Capitalization	$2,658.3

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Second Quarter Net Sales	$1,320.2
x	4
Trailing Three Month Annualized Sales	$5,280.8

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of June 30, 2009, working capital was:

Inventories	$2,002.1
Trade Receivables, net	639.8
Less: Trade Accounts Payable	(518.9)
Total Working Capital	$2,123.0

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Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com